EXHIBIT 3.2

                                 PLAN OF MERGER


(a)                              CONSTITUENT CORPORATIONS: Reel Estate Services
                                 Inc. (A Nevada corporation)

                                 BOOMJ.com, Inc.
                                 (A Colorado corporation)

                                 Reel Estate Services Inc. ("RESI") has only one class of stock outstanding, that being common stock.

                                 BOOMJ.com, Inc. ("BMJ") has only one class of stock outstanding, that being common stock. RESI owns all of the issued and outstanding shares of BMJ.

(b) SURVIVING CORPORATION: Reel Estate Services Inc. (A Nevada corporation)

(c) Effective as of the date of the merger, (i) all shares of BMJ shall be cancelled, (ii) all assets of BMJ shall become assets of RESI, (iii) all liabilities of BMJ shall be assumed by RESI, (iv) BMJ shall cease to exist and (v) RESI's name will be changed to: BOOMJ, Inc.

(d) RESI agrees that it may be served with process in Colorado, by registered or certified mail (return receipt requested) in any proceeding for enforcement of any obligation of BMJ in Colorado, as well as for the enforcement of any obligation of BMJ arising from the merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to Sections 7-113-101 through 7-113-302 of the Colorado Business Corporation Act.